As filed with the Securities and Exchange Commission on November 5, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EASTMAN CHEMICAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	62-1539359 (I.R.S. Employer Identification No.)
200 South Wilcox Drive Kingsport, Tennessee (Address of principal executive offices)	37662 (Zip Code)

EASTMAN INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
(Full title of the plan)

Iké G. Adeyemi
Senior Vice President, Chief Legal Officer and Corporate Secretary
EASTMAN CHEMICAL COMPANY
200 South Wilcox Drive
Kingsport, Tennessee 37662
Telephone: (423) 229-2000
(Name, address and telephone number,
including area code, of agent for service)

With copies to:
Synne D. Chapman & Julia L. Petty
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.
Large accelerated filer    ☒    Accelerated filer    ☐
Non‑accelerated filer    ☐      Smaller reporting company    ☐
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, EASTMAN CHEMICAL COMPANY (the “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register, in connection with the Registrant’s Eastman Investment and Employee Stock Ownership Plan, an additional 5,000,000 shares of the same class as registered under the Registrant’s effective registration statement on Form S-8, File No. 33-73810 filed with the Commission on January 4, 1994 (the “Earlier Registration Statement”). The contents of the Earlier Registration Statement, where applicable, are hereby incorporated by reference, except that the provisions contained in Part II of such Earlier Registration Statement are modified as set forth in this Registration Statement.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents, as filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(1)The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on February 14, 2025;

(2)The Registrant’s Quarterly Report[s] on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, filed with the Commission on April 25, 2025, August 1, 2025, and November 4, 2025, respectively;

(3)The Registrant’s Current Reports on Form 8-K filed with the Commission on February 21, 2025, March 14, 2025, May 5, 2025, May 6, 2025, and June 27, 2025; and

(4)The description of the Registrant’s Common Stock, par value $0.01 per share, contained in Exhibit 4.18 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on February 26, 2020, including any amendment or report filed for the purpose of updating such description.

In addition, all reports and other documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post‑effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any document or any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers.

Limitation on Liability of Directors. Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law, as amended (the "DGCL"), Article VIII ("Article VIII") of the Company's Amended and Restated Certificate of Incorporation (the "Certification of Incorporation") eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty. Directors remain liable for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which directors derive an improper personal benefit.
Article VIII further provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment. Article VIII also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

Indemnification and Insurance. In accordance with Section 145 of the DGCL, which allows or requires the indemnification of directors and officers under certain circumstances, Article VII of the Certificate of Incorporation (" Article VII") and certain provisions of the Company's Amended and Restated Bylaws, as amended (the "Bylaws"), grant the Company's directors and officers a right to indemnification for all expenses relating to civil, criminal, administrative, or investigative procedures to which they are a party (i) by reason of the fact that they are or were directors or officers of the Company or (ii) by reason of the fact that, while they are or were directors or officers of the Company, they are or were serving at the request of the Company as directors, trustees, officers, employees, or agents of another enterprise, the Bylaws further provide that an advancement for any such expenses shall only be made upon delivery to the Company by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified under Article VII or otherwise.

In addition, Article VII provides that directors and officers therein described shall be indemnified to the fullest extent not prohibited by Section 145 of the DGCL, or any successor provisions or amendments thereto. In the event that any such successor provisions or amendments provide indemnification rights broader than permitted prior thereto, Article VII allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the Company and to inure to the benefit of the indemnitee's heirs, executors, and administrators.

If a claim for indemnification under Article VII is not paid in full by the Company or an advancement of expenses is not made by the Company within a prescribed period of time and suit is filed in relation thereto, the Bylaws entitle the indemnitee to recover the expense of prosecuting or defending such suit, if the indemnitee is successful in whole or in part.

The Bylaws also entitle the indemnitee to recover the expense of defending a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, if the indemnitee is successful in whole or in part. The Bylaws also entitle the Company to recover advanced expenses upon final adjudication that the indemnitee has not met the applicable standard of conduct set forth in Section 145 of the DGCL. Under the Bylaws, the burden of proving that the indemnitee is not entitled to be indemnified lies with the Company.

Article VII further provides that the right to indemnification is not exclusive of any other right that any indemnitee may have or thereafter acquire under any statute, the Certificate of Incorporation or Bylaws, any agreement or vote of stockholders or disinterested directors, or otherwise, and permits, but does not require, the Company to indemnify and advance expenses to its agents and employees to the same (or any lesser or greater) extent as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted for directors, officers, and controlling persons pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Bylaws authorize the Company to purchase insurance for directors, officers, trustees, employees, or agents of the Company or another enterprise against any expense, liability, or loss, whether or not the Company would have the power to indemnify such persons against such expense or liability under the DGCL. The Company intends to maintain insurance coverage for its officers and directors, as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

Item 7.Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit Number	Description
4.01	Amended and Restated Certificate of Incorporation of Eastman Chemical Company (incorporated herein by reference to Exhibit 3.01 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012)
4.02	Amended and Restated Bylaws of Eastman Chemical Company (incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated December 1, 2022)
4.03	Form of Eastman Chemical Company common stock certificate (incorporated herein by reference to Exhibit 4.01 to the Company’s Quarterly Report on Form 10-K for the year ended December 31, 2024)
4.04	Amended and Restated Eastman Investment and Employee Stock Ownership Plan, dated as of January 1, 2019
4.05	Amendment 2020-1 to the Eastman Investment and Employee Stock Ownership Plan, dated as of December 11, 2020
4.06	Amendment 2021-1 to the Eastman Investment and Employee Stock Ownership Plan, dated as of September 23, 2021
4.07	Amendment 2021-2 to the Eastman Investment and Employee Stock Ownership Plan, dated as of November 29, 2021
4.08	Amendment 2021-3 to the Eastman Investment and Employee Stock Ownership Plan, dated as of December 13, 2021
4.09	Amendment 2022-1 to the Eastman Investment and Employee Stock Ownership Plan, dated as of December 9, 2022
4.10	Amendment 2025-1 to the Eastman Investment and Employee Stock Ownership Plan, dated as of March 12, 2025
5.01	Opinion of Cleary Gottlieb Steen & Hamilton LLP
23.01	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
23.02	Consent of PricewaterhouseCoopers LLP
24.01	Power of Attorney
107	Filing Fee Table

Item 9.Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kingsport, Tennessee on the 5th day of November, 2025.

EASTMAN CHEMICAL COMPANY

Date: November 5, 2025	By:	/s/ Iké G. Adeyemi
Name: Iké G. Adeyemi
Title: Senior Vice President, Chief Legal Officer and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark J. Costa	Chief Executive Officer and Director	November 5, 2025
Mark J. Costa	(Principal Executive Officer)

/s/ William T. McLain, Jr.	Executive Vice President and Chief Financial Officer	November 5, 2025
William T. McLain, Jr.	(Principal Financial Officer)

/s/ Michelle R. Stewart	Vice President, Chief Accounting Officer and Corporate Controller	November 5, 2025
Michelle R. Stewart	(Principal Accounting Officer)

*	Director	November 5, 2025
Humberto P. Alfonso

*	Director	November 5, 2025
Damon Audia

*	Director	November 5, 2025
Brett D. Begemann

*	Director	November 5, 2025
Eric L. Butler

*	Director	November 5, 2025
Linnie M. Haynesworth

*	Director	November 5, 2025
Julie F. Holder

*	Director	November 5, 2025
Renée J. Hornbaker

*	Director	November 5, 2025
Kim A. Mink

*	Director	November 5, 2025
James J. O’Brien

*	Director	November 5, 2025
Donald W. Slager

*	Iké G. Adeyemi also signs on behalf of the noted individuals pursuant to the Power of Attorney filed as Exhibit 24.1.